Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SPIRIT AEROSYSTEMS HOLDINGS, INC.

Spirit AeroSystems Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name under which the corporation was originally incorporated was Mid-Western Aircraft Systems Holdings, Inc. (the “Corporation”) and the date of filing with the Secretary of State of the State of Delaware of the original Certificate of Incorporation was February 7, 2005, as amended by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 15, 2005, as amended by a Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 19, 2005, as amended by the Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 16, 2006.

2. This Third Amended and Restated Certificate of Incorporation has been duly proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation of the Corporation as amended and restated by this Third Amended and Restated Certificate of Incorporation reads in its entirety as follows:

ARTICLE FIRST: Name. The name of the Corporation is Spirit AeroSystems Holdings, Inc.

ARTICLE SECOND: Registered Office. The location and address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. Corporation Service Company is the Corporation’s registered agent at that address.

ARTICLE THIRD: Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

ARTICLE FOURTH: Duration. The term of the Corporation’s existence is perpetual.

ARTICLE FIFTH: Authorized Stock.

Part A: Authorized Number of Shares. The total number of shares of capital stock that the Corporation shall have the authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). Other than the Common Stock, no other class or series of capital stock of the Corporation shall be considered as “Common Stock” for purposes of the certificate of incorporation of the Corporation.

Part B:  Voting Powers. Except as otherwise provided by law, by the following provisions of this article or by any other provision of the Corporation’s certificate of incorporation from time to time in effect, the holders of shares of Common Stock shall have the sole power to vote on all matters on which stockholders of the Corporation are entitled to vote (or to consent in lieu of a vote at a meeting) and shall have one vote per share on all such matters.

Part C: Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each such series having such powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby granted to the Board of Directors of the Corporation to issue from time to time shares of the Preferred Stock in one or more series, each such series to include such number of shares and to have such powers, preferences and rights as are stated and expressed in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as required by the DGCL before such issuance and determining and fixing such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof (including, without limitation, dividend rights, special voting rights or powers, conversion rights, redemption privileges and liquidation preferences), as shall in the discretion of the Board of Directors of the Corporation be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Any shares of Preferred Stock which may be redeemed, repurchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.

Part D: Uncertificated Shares. Any or all classes and series of stock of the Corporation, or any part thereof, may be represented by uncertificated stock to the extent permitted by the DGCL. The rights and obligations of the holders of stock represented by certificates and the rights and obligations of the holders of uncertificated stock of the same class and series shall be identical.

ARTICLE SIXTH: By-Laws. The Board of Directors shall have the power to make, alter or repeal the By-Laws of the Corporation.

ARTICLE SEVENTH: Election of Directors. The election of the Board of Directors need not be by written ballot.

ARTICLE EIGHTH: Indemnification. The Corporation shall indemnify to the fullest extent permitted by Section 145 of the DGCL, each person who is or was a director of the Corporation and the heirs, executors and administrators of such directors; and the Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify.

ARTICLE NINTH: Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he or she may be liable (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE TENTH: Certain Business Transactions. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE ELEVENTH: DGCL Section 203. The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE TWELFTH: Effective Date. This Third Amended and Restated Certificate of Incorporation shall become effective, in accordance with the DGCL, upon filing with the office of the Secretary of State of the State of Delaware (the date of such effectiveness, the “Effective Date”).

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Dated: April 26, 2017

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Stacy Cozad
	Name:	Stacy Cozad
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary